[The South Financial Group, Inc. Logo]
                                                           102 South Main Street
                                                            Greenville, SC 29601
                                                                    864.255.4919
PRESS RELEASE

Date:             January 8, 2001

Release Time:     Immediate



           THE SOUTH FINANCIAL GROUP COMMENCES REIT PREFERRED OFFERING


GREENVILLE, SC - The South Financial Group, Inc. (Nasdaq/NM: TSFG) today announced that Carolina First Bank, its wholly-owned banking subsidiary, had commenced an offering of REIT preferred shares. The issuer of the securities is Carolina First Mortgage Loan Trust, a South Carolina business trust (the "REIT") that has been qualified as a "real estate investment trust." The REIT is a subsidiary of Carolina First Bank.

This offering will not be registered under the Securities Act of 1933 or under the securities laws of any state, and securities will not be offered or sold except in accordance with applicable exemptions from registration under state and federal securities laws.

The securities being offered are Series 2000A Cumulative Fixed Rate Preferred Shares and Series 2000B Cumulative Floating Rate Preferred Shares (the "Preferred Shares"). The Preferred Shares pay cumulative dividends and may be redeemed under the circumstances described in their respective terms.

In December 2000, the REIT issued to Carolina First Bank Preferred Shares having an aggregate stated value of approximately $103 million in exchange for the contribution of assets. Carolina First Bank is offering approximately $50 million in stated value of these Preferred Shares in this offering.

The purpose of this offering is to provide additional capital to Carolina First Bank and proceeds for general corporate purposes of Carolina First Bank. A portion of the proceeds will be paid in the form of dividends to The South Financial Group, which may use the proceeds for its previously announced repurchase program of The South Financial Group common stock and for general corporate purposes.

The offering is being made only to "accredited investors" and "qualified institutional buyers", as those terms are defined in federal securities laws. This announcement is not, and should not be construed to be, an offer to sell securities.


CONTACTS:
         William S. Hummers III, Executive Vice President, (864) 255-7913 Mary M. Gentry, Treasurer, (864) 255-4919


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